Exhibit 99.102(m)(3)(b)

SCHEDULE I

TO

DISTRIBUTION AND SERVICE PLAN

FOR

CLASS C SHARES OF THE VICTORY PORTFOLIOS

DATED FEBRUARY 26, 2002

This Plan shall be adopted with respect to Class C Shares of the following series of The Victory Portfolios:

Fund		Rate*
1.	Balanced Fund	1.00	%**
2.	Diversified Stock Fund	1.00	%**
3.	Dividend Growth Fund	1.00	%**
4.	Fund for Income	1.00	%**
5.	Global Equity Fund	1.00	%**
6.	International Fund	1.00	%**
7.	International Select Fund	1.00	%**
8.	Large Cap Growth Fund	1.00	%**
9.	Special Value Fund	1.00	%**

*                 Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class C Shares.

**          Of this amount, no more than the maximum amount permitted by NASD Conduct Rules will be used to finance activities primarily intended to result in the sale of Class C shares.

As of October 24, 2012

THE VICTORY PORTFOLIOS

By:	/s/ Christopher K. Dyer
Christopher K. Dyer
Secretary

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael D. Policarpo, II
Michael D. Policarpo, II
Senior Managing Director